EX. 99.28(d)(15)(i)

JNL/Eaton Vance Global Macro Absolute Return Advantage Fund Ltd.

Investment Sub-Advisory Agreement

This Agreement is effective as of the August 13, 2018, by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Eaton Vance Management, a Massachusetts business trust and registered investment adviser (“Sub-Adviser”).

Whereas, Adviser is the investment manager for the JNL/Eaton Vance Global Macro Absolute Return Advantage Fund (“Fund”), a series of the Jackson Variable Series Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

Whereas, the Adviser represents that it has entered into an Investment Advisory and Management Agreement effective as of the 27th day of April, 2015, as amended, with the Trust;

Whereas, the Adviser and Sub-Adviser have entered into a Sub-Advisory Agreement effective as of the 27th day of April, 2015, as amended, with respect to sub-advisory services to the Fund (“Fund Sub-Advisory Agreement”);

Whereas, JNL/Eaton Vance Global Macro Absolute Return Advantage Fund Ltd. (the “Company”) is a wholly owned subsidiary of the Fund organized as a company exempt from tax under the laws of the Cayman Islands;

Whereas, the Adviser represents that it has entered into an Investment Advisory Agreement effective as of August 13, 2018 with the Company (“Investment Advisory Agreement”); and

Whereas, Adviser desires to retain Sub-Adviser as Adviser’s agent to furnish investment advisory services to the Company.

Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.
Appointment.  Adviser hereby appoints Sub-Adviser to provide certain sub-investment advisory services to the Company for the period and on the terms set forth in this Agreement.  Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.	Delivery of Documents. Adviser has or will furnish Sub-Adviser with copies properly certified or authenticated of each of the following prior to the commencement of the Sub-Adviser’s services:

a)
The Memorandum of Association and Articles of Association of the Company, and all amendments thereto or restatements thereof (such Memorandum and Articles as presently in effect and as it shall from time to time be amended or restated, is herein called the “Memorandum of Association”);

b)
The Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended and under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”) and all amendments thereto insofar as such Registration Statement and such amendments provide disclosure regarding the Company;

c)
Upon written request from Sub-Adviser to Adviser, Adviser will seek to provide Sub-Adviser and/or its designee with any data and additional information requested that Sub-Adviser reasonably determines to be necessary for its management of the Company.  Adviser agrees to provide such data and additional information, to Sub-Adviser and/or its designee in the format, and within the timeframe and frequency that is reasonably requested by Sub-Adviser; and

d)	Resolutions of the Board of Trustees of the Trust and Board of Directors of the Company (the “Board of Directors”) authorizing the appointment of Sub-Adviser and approving this Agreement.

3.
Management.  Subject always to the supervision of the Adviser, who in turn is subject to the supervision of the Board of Directors, Sub-Adviser will furnish an investment program in respect of, make investment decisions for, and invest and reinvest, all assets of the Company and place all orders for the purchase and sale of securities, commodities, and derivatives thereon, and other financial instruments, including foreign or domestic securities or other financial instruments or property (including, without limitation, commodities and commodities-related instruments, financial and other swaps, futures, options and other derivative instruments of any type) (hereinafter collectively, “securities”), all on behalf of the Company.  In the performance of its duties, Sub-Adviser will monitor the Company’s investments, and will comply with the provisions of Memorandum and Articles of Association, as amended from time to time, and make investment decisions in conformity with the stated investment objectives, policies and restrictions of the Company as set forth in the applicable provisions of the Fund’s Registration Statement, which may be amended or supplemented from time to time, provided Sub-Adviser has received prior written notice of any changes made to the investment objective, policies and restrictions of the Company and has been given a reasonable amount of time to implement any changes or amendments to such documentation, investment objectives, policies and restrictions.  The Sub-Adviser will report regularly to Adviser and to the Board of Directors as reasonably agreed between the Adviser and Sub-Adviser, or as reasonably requested by the Board of Directors, and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Directors on a regular basis at reasonable times agreed to by the Adviser and Sub-Adviser, or at such times as reasonably requested by the Board of Directors, including, without limitation, review of the general investment strategies of the Company, the performance of the Company in relation to the specified benchmarks and will provide various other reports from time to time as reasonably requested by Adviser or the Board of Directors.

Notwithstanding any other provision of this Agreement, the Adviser agrees that the Sub-Adviser shall not be liable for any failure to recommend the purchase or sale of any security on behalf of the Company on the basis of any information which might, in the Sub-Adviser’s reasonable opinion, constitute a violation of any applicable laws, rules or regulations.

The Sub-Adviser further agrees that it:

a)	Will use the same skill and care in providing such services as it uses in providing services to its other similar client mandates for which it has investment responsibilities;

b)
Will comply with Cayman Islands law, all applicable rules and regulations of the SEC in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities, including but not limited to compliance with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

c)	Exercise voting rights in respect of Company’s securities consistent with its fiduciary duties hereunder;

d)
The Sub-Adviser shall furnish such reports, evaluations, information or analyses to the Company and the Board of Directors, the Board of Trustees of the Fund (“Board of Trustees”) or the Adviser as may be reasonably request from time to time, or as the Sub-Adviser may deem to be desirable;

e)
Will prepare and maintain such books and records with respect to the Company’s securities transactions in accordance with applicable law, and will furnish Adviser and Board of Directors such periodic and special reports as the Adviser may reasonably request;

f)	Will act upon reasonable instructions from Adviser not inconsistent with the fiduciary duties and investment objectives hereunder; and

g)
Will treat confidentially and as proprietary information of Company all such records and other information relative to the Company maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Company, provided, however, that notwithstanding the foregoing, Sub-Adviser may disclose such information as required by applicable law, regulation or upon request by a regulator or auditor of Sub-Adviser; and

h)
At its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses, and fees of any personnel required for the Sub-Adviser to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

The Adviser and the Sub-Adviser each further agree that:

a)
to the extent that the Commodity Exchange Act, as amended (“CEA”), and the then-current Commodity Futures Trading Commission (“CFTC”) regulations require (i) registration by either party as a Commodity Pool Operator or Commodity Trading

Advisor, (ii) specific disclosure, or as applicable to it (iii) filing of reports and other documents, each shall comply with such requirements;

b)	Sub-Adviser shall comply with all requirements of the applicable CEA and then-current CFTC regulations that apply to Sub-Adviser with regard to the Company; and

c)	Sub-Adviser shall cooperate by assisting the Adviser in fulfilling any disclosure or reporting requirements applicable to the Company under the CEA and/or then-current CFTC regulations.

4.
Custody of Assets.  Sub-Adviser shall not act as custodian of the assets held in the Company and shall at no time have the right to physically possess the assets of the Company or have the assets registered in its own name or the name of its nominee, nor shall Sub-Adviser in any manner acquire or become possessed of any income, whether in kind or cash, or proceeds, whether in kind or cash, distributable by reason of selling, holding or controlling such assets of the Company.  In accordance with the preceding sentence, Sub-Adviser shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the assets of the Company.  All such duties of collection, physical acquisition and safekeeping shall be the sole obligation of the custodian. The Sub-Adviser shall not be liable for any act or omission of such custodian, except by reason of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct in connection with any actions that Sub-Adviser has taken or should have taken with respect to the custodian.

The Sub-Adviser is authorized, as agent of the Adviser, to give instructions to the Company’s custodian with respect to the assets of the Company in order to carry out its duties under the terms of this Agreement, including with respect to the delivery of securities and other investments and payments of cash for the account of the Company.

5.	Brokerage.

a)
The Sub-Adviser is responsible for and is hereby appointed as the Adviser’s agent with the authority to act in regard to making decisions to buy and sell securities for the Company, broker-dealer selection, and negotiation of brokerage commission rates.  Sub-Adviser shall have the express authority to (i) place orders for the execution of such securities transactions, including any derivative transactions, with or through such brokers, dealers, foreign currency dealers, futures commission merchants (“FCM”) or issuers as the Sub-Adviser may reasonably select; (ii) negotiate, execute and enter into brokerage contracts and other trading agreements, including but not limited to, futures account agreements, ISDA Master Agreements and other trading documents related thereto, on behalf of the Company, and (iii) negotiate, open, continue and terminate brokerage accounts and other brokerage arrangements with respect to all portfolio transactions entered into by Sub-Adviser on behalf of the Company.  In order to meet margin or collateral requirements for futures, forwards and other derivative instruments, the Sub-Adviser may direct payments of cash, cash equivalents, and securities and other property into segregated accounts or FCM accounts established hereunder as the Sub-Adviser deems desirable or appropriate, provided that Sub-Adviser’s actions are in accordance with the terms of this Agreement, and applicable law;

b)
Upon responsible request by the Adviser, Sub-Adviser will provide copies of brokerage agreements entered into by the Company to the Adviser, if applicable.  It is the Sub-Adviser’s general policy in selecting a broker to effect a particular transaction to seek to obtain “best execution”, which means prompt and efficient execution of the transaction at the best obtainable price and taking into account all relevant factors and considerations of the specific transaction, with payment of commissions which are reasonable in relation to the value of the brokerage services provided by the broker; and

c)
Consistent with this policy, the Sub-Adviser, in selecting broker-dealers and negotiating commission rates, will take all relevant factors into consideration, including, but not limited to:  the best price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; the broker’s execution capabilities and any research provided by the broker that aids the Sub-Adviser’s investment decision-making process; and the value of the expected contribution of the broker-dealer to the investment performance of the Company  on a continuing basis. Subject to such policies and procedures as the Adviser or the Board of Directors may adopt, the Sub-Adviser shall have discretion to effect investment transactions through broker-dealers (including, to the extent permissible under applicable law, broker-dealer affiliates) who provide brokerage and/or research services, as such services are defined in section 28(e) of the 1934 Act, and to cause the Company to pay any such broker-dealers an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker-dealer, viewed in terms of either that particular investment transaction or the Sub-Adviser’s overall responsibilities with respect to the Company and other accounts to which the Sub-Adviser exercises investment discretion (as such term is defined in section 3(a)(35) of the 1934 Act). Allocation of orders placed by the Sub-Adviser on behalf of the Company to such broker-dealers shall be in such amounts and proportions as the Sub-Adviser shall determine in good faith in conformity with its responsibilities under applicable laws, rules and regulations.  The Sub-Adviser will submit reports on brokerage placements to the Adviser as reasonably requested by the Adviser, in such form as may be mutually agreed to by the parties hereto, indicating the broker-dealers to whom such allocations have been made and the basis therefore.

6.
Expenses.  The Sub-Adviser shall bear all expenses incurred by it in connection with the performance of its services under this Agreement other than the cost (including brokerage commissions, transactional fees and taxes, if any) incurred in connection with purchases and sales of the Company’s portfolio securities.  All other expenses not specifically assumed by the Sub-Adviser hereunder or by the Adviser under the Investment Advisory Agreement are borne by the Company or Fund.  The Company will bear the costs or other expenses to be incurred in its operations, as agreed to by the Company, the Fund and the Adviser.

7.	Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser under this Agreement, and the Sub-

Adviser agrees to accept as full compensation therefore, a sub-advisory fee in accordance with Schedule B of the Fund Sub-Advisory Agreement.
8.
Services to Others.  Adviser understands, and has advised the Board of Directors, that Sub-Adviser, its affiliates, principals, members, trustees, directors, officers and employees now, or may in the future render the same, similar or dissimilar services, including investment advisory and management services, to others, including investment companies, funds, firms, individuals, associations or accounts.  Adviser has no objection to Sub-Adviser acting in such capacities and Sub-Adviser, its affiliates, principals, members, trustees, directors, officers and employees shall not be limited or restricted from providing such services, provided that whenever the Company and one or more other investment advisory clients of Sub-Adviser, its affiliates, principals, members, trustees, directors, officers and employees have available funds for investment, investments suitable and appropriate for each will be allocated in a manner reasonably believed by Sub-Adviser to be fair and equitable to each.  Sub-Adviser may, but is not required to, group orders for the Company with orders for other funds and accounts to obtain the efficiencies that may be available on larger transactions when it reasonably determines that investment decisions are appropriate for each participating account.  Sub-Adviser cannot assure that such policy will not adversely affect the price paid or received by the Company.  Adviser recognizes, and has advised the Board of Directors, that in some cases this procedure may adversely affect the size and the opportunities of the position that the Company may obtain in a particular security.  In addition, Adviser understands, and has advised the Board of Directors, that the persons employed by Sub-Adviser to assist in Sub-Adviser’s duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

9.
Limitation of Liability. Sub-Adviser, its officers, trustees, directors, employees, agents or affiliates will not be subject to any liability shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) to the Trust, Adviser or the Company or their directors, officers, employees, agents or affiliates, any brokerage firm or firms or counterparties designated by the Adviser or chosen by the Sub-Adviser with reasonable care, or the Trust’s custodian for any act, omission, for any error of judgment or mistake of law or for any loss suffered by the Company, the Trust, any shareholder of the Company or the Adviser either in connection with the performance of Sub-Adviser’s duties under this Agreement or its failure to perform due to events beyond the reasonable control of the Sub-Adviser or its agents, except for a loss resulting from Sub-Adviser’s willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct.  Cayman Island, and United States’ State and Federal securities laws may impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any right which Adviser or Sub-Adviser may have under any applicable laws.

The Sub-Adviser shall not be liable to the Adviser, the Company or their shareholders, or the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Company or Fund made to the Sub-Adviser by a duly authorized officer of the Adviser, or its designee, or the Company, or the Trust; (ii) the advice of counsel to the Company or Trust; and (iii) any written instruction or certified copy of any resolution of the Board of Directors; all except by reason of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct in connection with performing its responsibilities hereunder.

Under no circumstances shall any party hereto be liable for any indirect, punitive, special, incidental, exemplary or consequential damages.

The Company and the Adviser are hereby expressly put on notice that Sub-Adviser is a Massachusetts business trust formed under a declaration of trust.  All persons dealing with Sub-Adviser must look solely to the property of Sub-Adviser for satisfaction of claims of any nature against Sub-Adviser, as neither the trustees, officers, employees nor shareholders of Sub-Adviser assume any personal liability in connection with its business or for obligations entered into on its behalf.

10.
Indemnification.  Adviser and the Sub-Adviser each agree to indemnify the other party (and each such party’s affiliates, employees, trustees, directors and officers) against any claim, damages, loss or liability (including reasonable attorneys’ fees) arising out of any third party claims brought against an indemnified party that are found to constitute willful misfeasance or gross negligence on the part of the indemnifying party.

In any action in which the Sub-Adviser or any of its controlling persons, or any shareholders, partners, trustees, directors, officers and/or employees of any of the foregoing, are parties, the Adviser agrees to indemnify and hold harmless the foregoing persons against any losses to which such persons may become subject, insofar as such losses arise out of or are based upon the Adviser’s willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct in performing its responsibilities hereunder, including without limitation the operation of the Company, the contents of the Company’s Memorandum of Association and other organizational documents, or the wrongful conduct of persons with respect to the sale of interests in the Company, provided that the loss, claim, settlement, damage, charge, liability, cost or expense did not relate to, was not based upon, or did not arise out of an act or omission of the Sub-Adviser or any of its controlling persons, or any shareholders, partners, trustees, directors, officers and/or employees constituting reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct.

11.
Duration and Termination.  The Agreement will become effective as to the Company upon execution and, unless sooner terminated as provided herein, will continue in effect through September 30, 2019.  Thereafter, this Agreement will continue from year to year through September 30th, provided that such continuation is specifically approved at least annually by the Board of Directors. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, on sixty days’ written notice by the Adviser, or on sixty days’ written notice by the Sub-Adviser.  This Agreement will immediately terminate in the event of its assignment.  Sections 9 and 10 herein shall survive the termination of this Agreement.

12.	Acknowledgements of Adviser. Adviser acknowledges and agrees that:

a)
If the Sub-Adviser is registered as a Commodity Trading Advisor under the CEA, the Adviser consents to the Sub-Adviser’s compliance with the alternative disclosure and recordkeeping standards available to exempt accounts under CFTC Rule 4.7 with respect to a Company’s trading in commodity interests, provided that the Sub-

Adviser has duly filed a notice of claim for such relief pursuant to Rule 4.7(d). The Adviser will take reasonable steps to cooperate with the Sub-Adviser in connection with establishing and maintaining such exemption under Rule 4.7, including, upon request, confirming whether a Company is a “qualified eligible person” as defined in Rule 4.7.

b)
If the Adviser is excluded from the definition of a commodity pool operator under CFTC Rule 4.5 with respect to the Fund, the Adviser will furnish the Sub-Adviser with a copy of the notice of eligibility filed pursuant to Rule 4.5 (c) with respect to such exclusion, or, if more recent, the most recent annual notice affirming the basis of such eligibility that has been filed pursuant to Rule 4.5(c)(5).

c)
Adviser agrees that the Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Company or that the Company will perform comparably with any standard or index, including other clients of the Sub-Adviser, whether public or private.  The Sub-Adviser shall not be deemed to have breached this Agreement or any investment restrictions or policies applicable to the Company in connection with fluctuations arising from market movements and other events outside the control of the Sub-Adviser.

d)
Adviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Sub-Adviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Sub-Adviser; provided that Adviser shall not be required to obtain Sub-Adviser’s prior written consent to make factual statements regarding the fact that Sub-Adviser serves as Sub-Adviser to the Company, in responding to requests for information, in required disclosures or in responding to regulatory inquiries.

e)
Adviser is establishing and will be maintaining the Company’s account with Sub-Adviser solely for the purpose of investing the relevant securities and not with a view to obtaining information regarding portfolio holdings or investment decisions in order to effect securities transactions based upon such information or to provide such information to another party, and that Adviser and its employees, officers and directors shall not use account holdings information for any of the foregoing purposes.

f)
The assets in the Company are free from all liens and charges and undertakes that no liens or charges will arise from the acts or omissions of the Adviser and the Trust which may prevent the Sub-Adviser from giving a first priority lien or charge on the assets solely in connection with the Sub-Adviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Company.

g)
Adviser acknowledges that investment limitations and/or trading limitations or requirements imposed by the Adviser and the Custodian on the Sub-Adviser’s management of the Company, such as, but not limited to, the requirement that the Custodian trade some or all foreign currency transactions in certain markets, will impact the composition and performance of the Company as compared to other accounts managed by the Sub-Adviser.

h)
Adviser acknowledges that terminating the Company could require existing derivatives positions to be unwound.  Unwinding these derivatives positions without giving a significant amount of prior notice to the Sub-Adviser could have a negative impact on the Company and Fund, and their performance.

i)	The Company is validly existing under the laws of the jurisdiction of its organization or incorporation, and if relevant, to the Adviser’s actual knowledge, is in good standing.

j)
The Company has the authority to engage in those derivative transactions, and to grant security interests on margin or collateral and otherwise perform the obligations relating to those trading agreements, and the Company has taken all necessary action to authorize such execution, delivery and performance. Adviser will promptly notify Sub-Adviser if it becomes aware of any change in circumstances that would make the foregoing representation incorrect.

k)
There currently is no pending or, to Adviser’s knowledge, threatened, action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity, enforceability of any trading agreement against the Company.  Adviser will notify Sub-Adviser if it becomes aware of any such action, suit or proceeding.

l)	Adviser will promptly notify Sub-Adviser if the Company allows any party other than Adviser or Sub-Adviser to act as a fiduciary for or adviser to the Company with respect to any trading agreement.

m)	The Company is an Eligible Contract Participant as defined in the Commodity Exchange Act.

n)
That trading agreements may contain force majeure provisions whereby the parties are insulated from liability for losses caused, directly or indirectly, by government restrictions, exchange or market rulings, suspension of trading, war (whether declared or undeclared), terrorist acts, insurrection, riots, fires, flooding, strikes, failure of utility services, accidents, adverse weather or other events of nature, including but not limited to earthquakes, hurricanes and tornadoes, or other conditions beyond their control.

13.
Confidential Treatment.  All information, records and advice furnished by one party to the other party (including their respective agents, employees, and representatives and the agents, employees, and representatives of any affiliates) hereunder shall be treated as confidential and as proprietary information and shall not be disclosed to third parties without the consent of the other party hereto, except (i) as required by applicable laws, rules and regulations, subpoenas, and court orders, or (ii) with respect to disclosure to a party’s officers, directors, employees, agents, representatives and professional advisors, and the agents and employees of any affiliates of the party, that need to know such information solely in connection with the performance of such party’s duties and obligations under this Agreement. In the event that any party is required to disclose the confidential information of the other party in accordance with subparagraph (i) above, such party will give notice to the other party whose confidential information is the subject of such request as soon as reasonably practicable so that such party may seek an appropriate protective order. It is understood that any information, records or recommendation supplied by, or produced by, Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the officers, directors or employees of the Adviser and the Company that have a need to know such information in connection with its duties and obligations and shall not be disclosed to any third party without the prior consent of the Sub-Adviser, the Adviser and the Company.  Furthermore, except as required by law, or as agreed to by the Adviser and Sub-Adviser, the Adviser and Company will not disclose any list of securities held by the Company.

14.
Use of Name:  If the Sub-Adviser shall cease to furnish services to the Company under this Agreement or similar contractual arrangement, for any reason whatsoever, the Company or the Adviser, at its expense:

a)
as promptly as practicable, shall take all necessary action to cause the Prospectus, Statement of Additional Information, Memorandum of Association and any other relevant documentation to be amended to accomplish a change of name to eliminate any reference to “Eaton Vance Management”; and

b)
within 60 days after the termination of this Agreement or such similar contractual arrangement, shall cease to use in any other manner, including, but not limited to, use in any sales literature or promotional material, the name “Eaton Vance Management” or any name, mark or logo type derived from it or similar to it or indicating that the Company is managed by or otherwise associated with the Sub-Adviser or misleadingly implying a continuing relationship between the Company and the Sub-Adviser or any of its affiliates, unless such use is with respect to reporting historical performance information of the Company during a period when such use of name was authorized or as agreed upon by both parties.

15.
Entire Agreement; Amendment of this Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the Company.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

16.
Notice.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed (postage prepaid) or sent via electronic mail or facsimile, to the other party at such address as designated herein.

a)	To Adviser:
Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 900
Chicago, IL 60606
Attention: General Counsel
E-mail: JNAMLegal@jackson.com

b)	To Sub-Adviser:
Eaton Vance Management
Two International Place
Boston, MA 02110
Attention: Maureen A. Gemma
Email: mgemma@eatonvance.com

17.
Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will be binding upon and shall inure to the benefit of the parties hereto.

18.	Applicable Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of New York.

19.
Counterpart Signatures.  This Agreement may be executed in several counterparts, including via facsimile, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Agreement to be effective August 13, 2018.

Jackson National Asset Management, LLC

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President and Chief Executive Officer

Eaton Vance Management

By:	/s/ Maureen Gemma
Name:	Maureen Gemma
Title:	VP, Chief Legal Officer – EV Funds